Exhibit 99.1

Media Contact:
Charles Keller
612-678-7786
charles.r.keller@ampf.com

Shareholder Contact:
Gary Terpening
212-850-1533
gary.a.terpening@ampf.com
News Release
Seligman Premium Technology Growth Fund
Announces Initial Quarterly Distribution:
9.25% Annual Rate for IPO Investors
MINNEAPOLIS, MN — January 6, 2010 — Seligman Premium Technology Growth Fund, Inc. (NYSE: STK) (the Fund) today declared its initial quarterly distribution under its level rate distribution policy in the amount of $0.4625 per share, which is equal to a quarterly rate of 2.3125% (9.25% annualized) of the $20.00 offering price in the Fund’s initial public offering in November 2009.
The first distribution will be paid on January 27, 2010 to Stockholders of record on January 19, 2010. The ex-dividend date is January 14, 2010. Unless stockholders have elected otherwise, they will receive all of their distribution in additional shares of the Fund.
It is anticipated that the Fund will make subsequent distributions under its level rate distribution policy in May, August and November 2010.
“We are pleased to be paying our first quarterly distribution on Seligman Premium Technology Growth Fund,” says Patrick Bannigan of RiverSource Investments, LLC, the Fund’s investment manager.
This distribution is the first declared by the Fund following its initial public offering in November 2009 that, inclusive of all exercises of the overallotment to date, raised approximately $286 million. The Fund’s investment objectives are to seek growth of capital and current income. There can be no assurance, however, that the Fund’s investment objectives will be achieved.

The Fund is a closed-end investment company that trades on the New York Stock Exchange.
The underwriting syndicate was led by Wells Fargo Securities, LLC, UBS Investment Bank and Ameriprise Financial Services, Inc.
Important Disclosures:
This press release shall not constitute an offer to sell these securities or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.
Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. The prospectus, which contains this and other information about the Fund, may be obtained by calling your financial professional or RiverSource at (800) 221-2450 or visiting www.seligman.com. Read the prospectus carefully before you invest.
The Fund expects to receive all or some of its current income and gains from the following sources: (i) dividends received by the Fund that are paid on the equity and equity-related securities in its portfolio; and (ii) capital gains (short-term and long-term) from option premiums and the sale of portfolio securities. It is possible that the Fund’s distributions will at times exceed the earnings and profits of the Fund and therefore all or a portion of such distributions may constitute a return of capital as described below.
A return of capital is not taxable, but it reduces a stockholder’s tax basis in his or her shares, thus reducing any loss or increasing any gain on a subsequent taxable disposition by the stockholder of his or her shares. Distributions may be variable, and the Fund’s distribution rate will depend on a number of factors, including the net earnings on the Fund’s portfolio investments and the rate at which such net earnings change as a result of changes in the timing of, and rates at which, the Fund receives income from the sources noted above. As portfolio and market conditions change, the rate of dividends on the shares and the Fund’s distribution policy could change.
The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk.
There is no assurance that the Fund will meet its investment objectives or that distributions will be made. You could lose some or all of your investment. In addition, closed-end funds frequently trade at a discount to their net asset values, which may increase your risk of loss.
Below are certain particular risks relating to the Fund’s investment program. Please see the “Risks” section of the Fund’s prospectus for more complete information on the risks applicable to an investment in the Fund.

The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets.
NOT FDIC INSURED • MAY LOSE VALUE • NO BANK GUARANTEE • NOT A
DEPOSIT • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
This press release was prepared by RiverSource Fund Distributors, Inc., Member FINRA. Seligman Premium Technology Growth Fund is managed by RiverSource Investments, LLC. RiverSource Investments is part of Ameriprise Financial, Inc. Seligman is an offering brand of RiverSource Investments.
© 2010 RiverSource Investments, LLC. All rights reserved.